Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 20, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.035276 per unit, payable on June 14, 2019, to unit holders of record on May 31, 2019.

This month’s distribution increased from the previous month due primarily to an increase of oil production and gas production. This reflects the production month of March, which would be longer by three production days. Oil pricing increased, offset by a decline in pricing for gas on the Waddell Ranch. Capital Expenditures declined to reflect less activity due to the completion of drilling of the additional wells on the Waddell Ranch Properties. Lease Operating Expenses (LOE) for the Waddell Ranch properties increased this month to reflect the resulting additional work being performed. The Texas Royalty Properties saw a decrease in the production of oil and gas, primarily due to the timing of receipt of payment of certain revenue due to some changes in lease operators. This decrease in production is offset by an increase in pricing for oil production, with a slight decrease in gas pricing for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 52,548 barrels of oil and 274,457 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 12,051 barrels of oil and 64,726 Mcf of gas. The average price for oil was $56.15 per bbl and for gas was $2.41 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,613,446. Deducted from these would be the Lease Operating Expense (LOE) of $1,808,496, taxes of $252,187 and Capital Expenditures (CAPEX) of $490,192 totaling $2,550,875 resulting in a Net Profit of $1,062,571 for the month of April. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $796,928 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million, gross, ($1.2 million net to the Trust), including $1.7 million, gross, ($.8 million net to the trust), of 2018 carryover budget, anticipated to be completed in early 2019. Also, base well work of $1.6 million, gross, ($0.7 million net to the trust) and facilities work of $4.2 million, gross, ($1.8 million net to the Trust) bringing a total of $6.6 million, gross, ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	52,548	274,457	12,051	64,726	*	$56.15	$2.41	**
Texas Royalties	20,236	11,913	17,096	10,063	*	$51.88	$6.50	**

Prior Month
Waddell Ranch	42,945	254,542	1,464	11,260	*	$48.71	$3.15	**
Texas Royalties	21,074	18,009	17,683	15,251	*	$46.36	$5.09	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 20,236 barrels of oil and 11,913 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,096 barrels of oil and 10,063 of gas. The average price for oil was $51.88 per bbl and for gas was $6.50 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,127,277. Deducted from these were taxes of $163,377 resulting in a Net Profit of $963,900 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $915,705 to this month’s distribution.

General and Administrative Expenses deducted for the month were $69,746 resulting in a distribution of $1,644,194 to 46,608,796 units outstanding, or $0.035276 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2019, attributable to the Trust from the properties appraised are approximately 4.261 million barrels of oil and 7.904 billion cubic feet of gas with a future net value of approximately $270,462,000 with a discounted value of $139,226,000.

With the estimated quantities of this year’s reserve estimate of 4.261 million barrels of oil and 7.904 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 18, 2019 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839